Exhibit 99.1

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Announces Pricing of $3.8 Million Public Offering

Norcross, GA (November 26 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced the pricing of a public offering and the entry into definitive agreements with purchasers for the sale of approximately 16.8 million shares of its common stock, and warrants to purchase shares of its common stock, for gross proceeds to the Company (including non-cash extinguishment of debt) of approximately $3.8 million. The shares and warrants are being offered at a combined price of $0.225 per share. Each warrant will be exercisable for five years to purchase one half of a share of the Company’s common stock at an exercise price of $0.225 per share.

The Company expects to use the cash proceeds to continue to seek FDA approval for LuViva, to repay certain bridge loans, and to support general working capital and operations. However, the Company will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

Olympus Securities, LLC is the sole placement agent for the offering, which is expected to close on or about December 1, 2014, subject to the satisfaction of customary closing conditions.

The shares and warrants described above are being offered by the Company pursuant to a registration statement on Form S-1 previously filed and declared effective by the SEC. A final prospectus related to the offering will be filed with the SEC. The securities may be offered only by means of a prospectus forming a part of the effective registration statement. Copies of the final prospectus may be obtained at the SEC’s website at www.sec.gov, or by mail from Olympus Securities, LLC, 170 Changebridge Road, Suite B-1, Montville, NJ 07045.

This news release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ registration statement on Form S-1, effective November 19, 2014.